UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 13, 2002
Date of Report (Date of earliest event reported)

Commission File Number 000-31529

 ADVANCED SWITCHING COMMUNICATIONS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	54-1865834
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

8330 Boone Boulevard
Vienna, Virginia 22182
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (703) 448-5540

Item 5.    Other Events.

           On May 13, 2002, Advanced Switching Communications, Inc. (the "Company") announced that it entered into a settlement agreement with Qwest Communications International Inc. ("Qwest") on May 10, 2002. Pursuant to the settlement, the Company will pay $3.5 million to Qwest to resolve all disputes relating to an equipment purchase contract entered into by the two companies in October 2000, including Qwest's demand, first made in October 2001, for a refund in connection with all equipment that the Company sold to Qwest, which Qwest thereafter claimed did not meet contract specifications.

          The press release issued by the Company, dated May 13, 2002, is attached hereto as Exhibit 99.1.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

          (c)     Exhibits

                   99.1     Press Release dated May 13, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED SWITCHING COMMUNICATIONS INC.

Dated: May 15, 2002	By:/s/ James D. Kuhn Controller and Assistant Secretary

Exhibit 99.1

Advanced Switching Communications
Announces Settlement with Customer

          VIENNA, Va., May 13, 2002 -- Advanced Switching Communications, Inc. (NASDAQ:ASCX) announced today that it entered into a settlement with Qwest Communications International Inc. on May 10, 2002. Pursuant to the settlement, ASC will pay $3.5 million to Qwest to resolve all disputes relating to an equipment purchase contract entered into by the two companies in October 2000, including Qwest's demand, first made in October 2001, for a refund in connection with all equipment that ASC sold to Qwest which Qwest thereafter claimed did not meet contract specifications.

          The Company previously announced that its stockholders authorized and approved the Company's plan of liquidation at a special meeting of stockholders held on April 9, 2002.

          As a result of the settlement the company has delayed from May 10, 2002 to May 24, 2002 the date on which it intends to file a certificate of dissolution with the Delaware Secretary of State pursuant to the plan of liquidation. Upon filing the certificate of dissolution, the Company will request that the Nasdaq Stock Market delist the Company's common stock and will petition the Securities and Exchange Commission for relief from its obligation to file periodic and other reports under the Securities Exchange Act of 1934. The Company will also close its stock transfer books and discontinue recording transfers of common stock at the close of business on the day the certificate of dissolution is filed. Thereafter, certificates representing the common stock will not be assignable or transferable on the Company's stock transfer books except by will, intestate succession or operation of law.

          As of March 31, 2002, the Company had approximately $74.8 million in cash and marketable securities and expects to use cash of approximately $4.5 million to satisfy liabilities on its unaudited balance sheet including the amount of the settlement for Qwest. In addition to converting its remaining assets to cash, pursuing any claims it may have against third parties and satisfying the liabilities currently on its balance sheet, the Company anticipates using cash in the next several months for a number of items, including but not limited to: (i) ongoing operating costs of at least $1.4 million, (ii) employee severance and related costs of at least $4.7 million, (iii) payments to the Company's contract manufacturer of at least $2.3 million, and (iv) other costs, including costs incurred to close out existing leases, of at least $4.0 million. In addition, the Company may incur additional liabilities arising out of contingent claims that are not reflected as liabilities on its balance sheet.

          The Company is currently unable to predict the precise nature, amount and timing of any liquidating distributions, due in part to its inability to predict the net value of its non-cash assets and the ultimate amount of its liabilities, many of which have not been settled. In addition, the Company is currently unable to predict the precise timing of any liquidating distributions pursuant to the plan of liquidation. The timing of any distributions will be determined by the Company's Board of Directors and will depend in part upon its ability to convert its remaining assets into cash and pay and settle its significant remaining liabilities and obligations, including contingent claims.

          Except for any historical information, the precise nature, amount and timing of any liquidating distributions discussed in this press release contain forward-looking statements that reflect the Company's current views regarding future events. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ, possibly materially, from those projected in the forward-looking statements. Some, but not all, of these risks and uncertainties are discussed in detail in the company's filings with the Securities and Exchange Commission, particularly the "Risk Factors" section of our 10-K filed on March 19, 2002.

Inquiries
Contact: Investor Relations
(703) 448-5540
investor@asc.com